SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 21, 2009 (May 18, 2009)
BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-52584 (Commission File No.)	20-1132959 (IRS Employer Identification No.)

33583 Woodward Avenue, Birmingham, Michigan (Address of principal executive offices)	48009 (Zip Code)
Registrant’s telephone number, including area code: (248) 723-7200
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
     Effective May 18, 2009, Birmingham Bloomfield Bancshares, Inc. (the “Company”) through its wholly-owned subsidiary, Bank of Birmingham, entered into amended and restated employment agreements with its President and Chief Executive Officer, Robert E. Farr, and its Chief Credit Officer/Chief Operating Officer, Lance M. Krajacic. Each of the agreements has a term of one year from the effective date, provided, however, that the terms of the agreements are automatically extended one additional day for each day that expires under the agreement. The board of directors may terminate either of the agreements upon 30 days’ notice, provided, however, if the agreement is terminated without “good cause” (as defined therein), then the executive is entitled to remain employed for the one year following the date that the notice of termination was given.
     Mr. Farr’s agreement entitles him to a base salary of not less than $145,000 annually, participation in any bonus plan adopted by the Company, health, dental and life insurance, an automobile allowance, cellular phone, laptop, and country club dues up to a maximum amount of $500 per month.
     Mr. Krajacic’s agreement entitles him to a base salary of not less than $135,000 annually, participation in any bonus plan adopted by the Company, health, dental, and life insurance, cellular phone, and use of laptop computer.
     The agreements contain customary confidentiality, non-compete and anti-raiding provisions. The foregoing discussion is qualified in its entirety by the agreements which are included as Exhibits 10.1 and 10.2 to this report and are incorporated herein by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
          (d) Exhibits.

Exhibit Number

10.1	Executive Employment Agreement with Robert E. Farr

10.2	Executive Employment Agreement with Lance N. Krajacic, Jr.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIRMINGHAM BLOOMFIELD BANCSHARES, INC.
Dated: May 19, 2009	By:	/s/Robert E. Farr
Robert E. Farr
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Executive Employment Agreement with Robert E. Farr

10.2	Executive Employment Agreement with Lance N. Krajacic, Jr.